Exhibit 99(a)

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Financial Statements for the years ended

December 31, 2011 and 2010

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

December 31, 2011 and 2010

Table of Contents

Page (s)

Reports of Independent Registered Public Accounting Firms	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	3

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2011 and 2010	4

Notes to Financial Statements	5

Supplemental Schedule Required by the Department of Labor *:

Schedule H, line 4(i) — Schedule of Assets (Held at End of Year)	18

* Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator

of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan

New York, NY

We have audited the accompanying statement of net assets available for benefits of the Sirius International Holding Company, Inc. (formerly known as White Mountains Holding Company, Inc.) 401(k) Savings and Investment Plan (the Plan) as of December 31, 2011, and the related statement of changes in net assets available for benefits for the year then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011, and the changes in net assets available for benefits for the year then ended in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2011 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2011 financial statements taken as a whole.

/s/ Crowe Horwath LLP

New York, New York

June 20, 2012

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

Sirius International Holding Company, Inc. (formerly known as White Mountains Holding Company,

Inc.) 401(k) Savings and Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits presents fairly, in all material respects, the net assets available for benefits of Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) at December 31, 2010, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, NY

June 17, 2011

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Statements of Net Assets Available for Benefits

As of December 31, 2011 and 2010

	2011	2010
Investments
Investments, at fair value	$28,332,051	$27,230,124

Receivables:
Employer contributions	368,598	25,454
Participant contributions	32,596	54,989
Notes receivable from participants	255,170	304,719
Total receivables	656,364	385,162
Net assets, reflecting all investments at fair value	28,988,415	27,615,286

Adjustment from fair value to contract value for fully benefit responsive contracts	(135,497)	—
Net assets available for benefits	$28,852,918	$27,615,286

See accompanying notes to the financial statements.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2011 and 2010

	2011	2010
Additions to net assets attributed to:
Interest and dividend income	$607,902	$626,192
Net (depreciation) appreciation in fair value of investments	(404,678)	1,863,482
Net investment gains	203,224	2,489,674

Contributions:
Employer contributions	1,027,842	982,478
Participant contributions and rollovers	1,502,747	1,512,617
Transfer in from Defined Contribution Pension Plan	1,050,403	—
Total contributions	3,580,992	2,495,095

Deductions from net assets attributed to:
Benefits paid to participants	2,576,712	2,443,801
Other (increases)	(30,128)	(19,636)
Total deductions	2,546,584	2,424,165
Net increase in net assets available for benefits	1,237,632	2,560,604

Net assets available for benefits:
Beginning of year	27,615,286	25,054,682
End of year	$28,852,918	$27,615,286

See accompanying notes to the financial statements.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

1.              The Plan

Description of Plan

The following brief description of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) is provided for general information purposes only.  Participants should refer to the Plan agreement for more complete information.  Participants in the Plan include employees of Sirius International Holding Company, Inc. (“Sirius International Holding”), Sirius America Insurance Company, Sirius Global Services LLC, White Mountains Specialty Underwriting, Inc. and a limited number of employees domiciled in the United States of America of Sirius International Insurance Group, Ltd. (“Sirius International”).  Sirius International Holding and Sirius International are collectively referred to as “the Company.”

Effective September 28, 2011, the Plan changed its name from White Mountains Holding Company, Inc. 401(k) Savings and Investment Plan to the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan.

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  In 2010, employees may elect to defer from 1% to 25% of their base salary to an annual maximum of $16,500 (limited to 12% for highly compensated employees).  In 2011, employees may elect to defer up to 100% of their base salary up to an annual maximum of $16,500.  Participants age 50 by the end of calendar year are also allowed to make catch-up contributions of $5,500 in 2011 and 2010.

Effective January 1, 2011, the Company added new features to the Plan.  These new features include a discretionary profit sharing contribution (“PSC”) based on Company performance, year-end true-up of Company matching 401(k) funds, a Roth 401(k) contribution option, automatic enrollment of newly eligible employees, and an automatic contribution increase feature.

In 2010, the Company provided matching contributions (“Match”) equal to 100% of an employee’s elective contribution up to 6% of an employee’s contributed compensation (limited to an annual maximum of $14,700).  Effective January 1, 2011, the Match feature of the Plan was frozen.  The Company has adopted a qualified automatic contributions arrangement (“QACA”) matching contribution feature.  Under the QACA employer contribution feature, the Company contributes 100% of the first 2% and 50% of the next 4% of the eligible participant’s Plan compensation.

In 2010, the Company did not make additional discretionary contributions to the Plan.  The Company may elect to make a contribution to the Plan referred to as a PSC.  The participant’s share of the PSC will be allocated based on the ratio that the participant’s Plan compensation bears to the total Plan compensation of all participants for a share of this contribution.  Discretionary PSC are targeted to be 0% to 7% of the participant’s eligible compensation in a given year, depending on the Company’s performance.  Any participant who is employed on the last day of the Plan year is eligible to receive an allocation of the PSC.  Additionally, any participant who has died, terminated employment after attaining normal or early retirement, or became disabled during the Plan year will be eligible to receive an allocation of the PSC.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

In January 2012, the Company elected to make a PSC to the Plan for the year ended December 31, 2011.  On February 27, 2012, the Company paid $327,133 in discretionary profit sharing contributions based on the Company’s performance in 2011.  This amount is included in the employer contribution receivables as of December 31, 2011 on the Statement of Net Assets Available for Benefits.

Another new feature of the Plan is the 401(k) true-up.  The 401(k) true-up is determined after the end of the year.  A calculation is performed that analyzes the participant’s total year to date contributions as a percent of the eligible compensation.  The Company calculates a match amount that is 100% of the first 2% contributed and 50% of the next 4% contributed.  If the calculation is greater than the match, the extra match is the 401(k) true-up.  This amount is generally deposited in the participant’s 401(k) account during the first quarter after the year end.  The Company paid $28,117 related to the 2011 401(k) true-up in February 2012.  This amount is included in the employer contribution receivables as of December 31, 2011 on the Statement of Net Assets Available for Benefits.

In 2011, the Plan introduced a Roth 401(k) option for participants.  Roth 401(k) contributions are an after-tax payroll deduction, made on an after-tax basis.  Roth 401(k) contributions have a QACA matching contribution feature.  Under the QACA employer contribution feature, the Company contributes 100% of the first 2% and 50% of the next 4% of the eligible participant’s plan compensation.  Employer matching contributions and any earnings on matching contributions to Roth 401(k) are taxed when withdrawn and are subject withdrawal penalties and taxes if withdrawn before age 59 and a half.  Roth contributions are separated from pre-tax 401(k) contributions based on source.  Qualified distributions from Roth 401(k) earnings are tax-free.  Non-qualified distributions from Roth 401(k) earnings are distributed on a taxable basis.  Employees contributed $63,820 in Roth contributions in 2011 with the employer matching $18,635.

Effective January 1, 2011, the Plan automatically enrolls newly eligible employees for salary deferral under its Automatic Enrollment feature (“AE”).  A newly eligible employee is an employee hired after January 1, 2011 or employees that have not made an affirmative election in the Elective Deferral feature (either to contribute or not contribute).  Under this AE feature, 3% of an eligible employee’s compensation will be contributed to the Plan as Pre-Tax contributions unless the eligible employee elects not to make an Elective Deferral or elects to make changes in contribution percentages.

The Plan also has a new automatic Pre-Tax contribution increase feature.  Enrolled participant contributions are automatically increased on the anniversary of the participant’s enrollment date to the percentage of compensation listed on the following schedule (subject to IRS and Plan limits).  The participant can elect to change the Pre-Tax contribution rate.

4% in the first year following automatic enrollment

5% in the second year following automatic enrollment

6% in the third year following automatic enrollment and each subsequent year thereafter

The Plan is sponsored and administered by Sirius International Holding (the “Plan Administrator”).  The Plan Administrator has appointed Bank of America Merrill Lynch, N.A. (“the Trustee”) as trustee who is responsible for the management of the Plan’s assets.  Expenses related to the administration of the Plan are paid by the Company.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

Eligibility and Participation

In 2010, employees of the Company of at least 18 years of age are eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire.  Effective 2011, Employees are eligible for participation in the Plan on the first month anniversary of the date of hire with matching Company contributions to begin immediately.

Rollover contributions represent vested account balances transferred by participants of the Plan from third party defined contribution plans.

Vesting

Participants are always 100% vested in employee contributions and rollover contributions plus net investment income/losses earned on these amounts.

The Plan provides for full (100%) vesting in all of the Company’s contributions, immediately or over time, as described below.  Prior to January 1, 2011, the participants became vested in Match contributions based on the years of services as follows:

Years of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

Effective January 1, 2011, the participants become 100% vested immediately in the Company’s QACA contributions to the Plan on their behalf.

Under PSC, participants become 50% vested after one year of service and 100% vested after two years of service.

Each participant account is credited with the participant’s contributions, which include amounts transferred from other plans (i.e., rollovers), and an allocation of (a) the Company’s contributions, (b) Plan earnings, and (c) forfeitures of Company contributions, and is charged with his or her withdrawals and an allocation of administrative expenses.

Transfers

Participants are permitted to change their investment interests on a daily basis subject to certain limitations.

On January 1, 2011, the assets of the White Mountains Holding Company Inc. Defined Contribution Pension Plan (“DC Pension Plan”) were merged with the Plan and employee account balances from the DC Pension Plan were transferred into their 401(k) accounts as a separate source fund.  For employees that did not have a 401(k) account, one was opened to allow the transfer to occur.  The amount transferred was $1,050,403.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

Forfeitures

Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only.  Amounts forfeited due to terminations of employment are included in the total investments of the Plan and will be used to reduce the Company’s future contributions to the Plan.  The unallocated forfeiture amounts as of December 31, 2011 and 2010 were $20,238 and $10,222, respectively.  Also, in 2011 and 2010, employer contributions were reduced by $53,133 and $76,496, respectively, from forfeited accounts.

Notes Receivable from Participants

In 2010, the Plan allows participants to borrow not less than $1,000 and a maximum of 50% of their vested balance or $50,000, whichever is less.  The loans are collateralized by the participant’s vested balance.  Such loans bear interest at approximately 1% - 3% above the prime rate.  The Plan’s general purpose loan term is a minimum of 1 year and a maximum of 5 years.  If the loan is used for the purchase of a principal residence the term of the loan is generally longer.  In most cases, the participant must complete repayment before they retire or separate from service.

Effective May 9, 2011, a loan policy and procedures was adopted by the Plan.  Only active participants may request a loan and must have a vested balance of at least $2,000.  A maximum of one loan may be outstanding per participant at any time.  The maximum term for a residential loan is 10 years.  Other loan terms remain the same.  The interest rate is the prime rate as listed on the last business day of each month in the Wall Street Journal +1%.  The interest rates charged on participant loans outstanding at December 31, 2011 and 2010 range from 4.25% to 9.25%.

Accounting Standards Update (“ASU”) No. 2010-25, Plan Accounting — Defined Contribution Pension Plans (Topic 962), requires loans to participants to be disclosed as notes receivable.  Notes receivable from participants are valued at cost plus accrued interest, less principal pay downs.  Notes receivable from participants are $255,170 and $304,719 as of December 31, 2011 and 2010, respectively.

Payment of Benefits

Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management

The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time.  In the event of termination, the accounts of the members of the Plan are fully vested and non-forfeitable.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

Plan Withdrawals

During 2009, the Company substantially completed a reorganization of its reinsurance operations whereby employees of White Mountains Holding and its affiliates terminated as part of the reorganization were given the option of leaving their balances in the Plan or withdrawing them. During 2010, participants terminated in the reorganization who elected distribution payouts received $1,358,869 and as of December 31, 2010, had a vested balance in the Plan of $1,220,630.  During 2011, participants terminated in the reorganization who elected distribution payouts received $219,943 and as of December 31, 2011, had a vested balance in the Plan of $1,069,885.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

The Plan presents in the statements of changes in net assets available for benefits the net (depreciation) appreciation in the fair value of its investments, which consists of the realized and unrealized gains or losses on those investments.

Risks and Uncertainties

The Plan provides for investment options in mutual funds and other investment securities as described in detail in Note 4.  Investment securities are exposed to various risks, such as interest rate risk, market risk, liquidity, and credit risk.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

Investment Valuation

The Plan adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.  The Standard provides a revised definition of fair value and establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Under the Standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). The Standard establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in the Standard prioritizes fair value measurements into three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by prices determined based on observable inputs including prices for similar but not identical assets or liabilities (“Level 2”) and followed by prices based on assumptions that include significant unobservable inputs, having the lowest priority (“Level 3”).

Investment in the Merrill Lynch Retirement Preservation Trust

On October 6, 2010, Bank of America Merrill Lynch Retirement Preservation Trust (“RPT”) approved a resolution to terminate the RPT and commence liquidation of its assets.  The RPT changed from a stable value fund to a short-term bond fund.  The RPT adopted a liquidation basis of accounting in conformity with accounting principles generally accepted in the United States of America.  The change in the accounting method required the RPT to recognize an unrealized loss of the difference between the contract value of the contracts and the fair value of the underlying securities. The most significant change was the elimination of the RPT’s wrap contracts and the change from contract value to fair value accounting.

Investment in the Wells Fargo Stable Value Class K Fund

Effective February 1, 2011, the Company discontinued and removed the RPT from the Plan and replaced it with the Wells Fargo Stable Value Class K Fund (the “Fund”).  The Fund is a collective trust that operates in accordance with Regulation 9.18 of the Comptroller of the Currency which commenced operations on January 11, 2011.  The Fund’s principle objective is to protect principal while providing a higher rate of return than shorter maturity investments, such as money market funds or certificates of deposit.  Regulation 9.18 describes asset valuation, method of admission and withdrawal, investment limitations and requirements, and allowable and prohibited charges to the Fund.  There are no restrictions on buying or selling investments in the Fund.

As of December 31, 2011, The Fund has invested primarily all of its assets in the Wells Fargo Stable Return Fund G (“Fund G”), a collective trust fund sponsored by Wells Fargo Bank, N.A.  The value of this investment is based on the underlying unit value reported by Fund G.  As of December 31, 2011, the Fund held a 0.97% ownership interest in Fund G.  The average yields earned by the fund was approximately 1.56% and the interest rates credited to participants was approximately 2.33% as of December 31, 2011.  The fair value to contract value ratio is 102.6%.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

Fund G carries its investments at contract value.  Fund G applies the provisions of FASB ASC Sections 946-210-45 and 946-210-50 for stable value investment funds.  These sections affirm contract value accounting for fully benefit responsive investment contracts.  The Fund G primarily invests in investment contracts, including traditional guaranteed investment contracts (“GICs”) and security backed contracts issued by insurance companies and other financial institutions.  Fund G also invests in Synthetic Stable Value Fund, which has the same investment objective as the Fund, and Short Term Investment Fund G, which invests in highly liquid assets.  Fund G uses these investments for daily liquidity needs.  Contract value represents contributions made under the contract less any participant-directed withdrawals plus accrued interest which was not received from the issuer.  Security-backed contracts are carried at contract value in the aggregate, which consists of the fair value of the underlying portfolio, accrued interest on the underlying portfolio assets, the fair value of the contract, and the adjustments to contract value.  These adjustments generally represent the contract value less the fair value of the contract, fair value of the underlying portfolio, and accrued interest on the underlying portfolio assets.  The contract rate resets periodically, normally each quarter or semi-annually, using end-of-period data.

While Plan investments are presented at fair value in the statements of net assets available for benefits, any material difference between the fair value of the Plan’s indirect interest in fully benefit responsive investment contracts and their contract value is presented as an adjustment line in the statements of net assets available for benefits, because contract value is the relevant measurement attribute for that portion of the Plan’s net assets available for benefits.

Payment of Benefits

Benefits are recorded when paid.

Recently Adopted Changes in Accounting Principles

On September 2010, FASB issued ASU No. 2010-25, Plan Accounting — Defined Contribution Pension Plans (Topic 962), which requires that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest.  The amendments to this update were applied retrospectively to all prior periods presented.

The Plan adopted ASU 2010-06, Improving Disclosures about Fair Value Measurements (included in ASC 820-10) effective December 31, 2010. The Standard clarifies existing disclosure requirements for fair value measurements and requires the disclosure of (1) the amounts and nature of transfers in and out of Level 1 and Level 2 measurements; (2) purchase, sale, issuance and settlement activity for Level 3 measurements presented on a gross rather than a net basis; (3) fair value measurements by Level presented on a more disaggregated basis, by asset or liability class; and (4) more detailed disclosures about inputs and valuation techniques for Level 2 and Level 3 measurements for interim and annual reporting periods. The adoption of this Statement did not have a material impact on its financial statements.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

Recent Accounting Pronouncement

On May 12, 2011, FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements, in U.S. GAAP and International Financial Reporting Standards (“IFRS”).  The ASU clarifies existing guidance with respect to the concepts of highest and best use and valuation premise and measuring instruments classified within a reporting entity’s shareholder’s equity.  The ASU also clarifies disclosure requirements, requiring disclosure of quantitative information about unobservable inputs used in Level 3 fair value measurements.  The ASU also amends existing guidance.  In circumstances where a reporting entity manages a portfolio of financial assets and liabilities based on the net market and counterparty credit risk exposures, the ASU permits determination of the fair value of those instruments to be based on the net risk exposure.  In addition, the ASU permits the application of premiums or discounts to be applied in a fair value measurement to the extent that market participants would consider them in valuing the financial instruments.  The ASU also expands the required disclosures for Level 3 measurements, requiring that reporting entities provide a narrative description of the sensitivity of Level 3 fair value measurements to changes in unobservable inputs and the interrelationships between those inputs, if any.  ASU 2011-04 is effective for interim and annual reporting periods beginning after December 15, 2011.  Management is currently evaluating the effect the adoption of ASU 2011-04 will have on the financial statements.

3.     Income Taxes

The Internal Revenue Service issued an opinion letter dated March 31, 2008, indicating that the prototype adopted by the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code.  Although the Plan has been amended from the original prototype document, Plan management believes that the Plan is currently being operated in accordance with the Internal Revenue Code.

In accordance with GAAP, the Plan administrator is required to evaluate tax positions taken by the Plan.  There are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or asset or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

4.     Investments

Investments, at fair value, that represent 5% percent or more of the Plan’s net assets at December 31, 2011 and 2010 are separately identified as follows:

	2011	2010
Wells Fargo Stable Value Class K	$5,346,903	$—
Bank of America Merrill Lynch Retirement Preservation Trust	—	5,034,958
Blackrock S&P 500 Index Fund	4,164,539	2,219,951
White Mountains Insurance Group, Ltd.	2,721,590	1,692,541
PIMCO Total Return Fund	2,686,590	2,663,196
BlackRock Global Alloc Instl	2,660,639	2,806,810
T Rowe Price New America	2,126,510	—
American Funds Growth Fund of America	—	2,438,617
Davis New York Venture Fund Incorporated	—	1,728,349
Thornburg International Value Fund *	1,326,778	1,465,109

* The investment did not represent 5% or more of the Plan’s net assets at December 31, 2011.

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) (depreciated)/appreciated in value by $(404,678) and $1,863,482 in 2011 and 2010, respectively.

	2011	2010
Mutual Funds	$(1,012,844)	$1,844,143
White Mountains common stock	608,166	19,339
	$(404,678)	$1,863,482

Fair Value Measurements

The accounting standard on fair value measurement establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair market value. Shares of Company stock, preferred stock and common stock are valued at quoted market prices on the last business day of the Plan year.  Registered investment companies (mutual funds) are valued at the net asset value as reported by the fund at year end. Units of collective trust funds are valued based on information reported by the investment advisor using the audited financial statements of the collective trust at year-end.  The fair value of participation units in the stable value collective trust are based upon the net asset values of such fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund.

Purchases and sales are recorded on a trade-date basis.  Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date.  Net (depreciation) appreciation reflects the Plan’s gains and losses on investments held and investments sold during the year.

The Plan provides for participant directed investment programs with Bank of America Merrill Lynch as well as the option for self-directed equity investments to enhance options available to employees.  Additionally, participants have the option to invest in the publicly traded common shares of White Mountains Insurance Group, Ltd. (NYSE ticker symbol: WTM).

Mutual fund account balances are recorded at net asset value and increase and decrease with contributions, withdrawals and realized and unrealized gains and losses from the assets in the accounts.  The value of each mutual fund account is determined at the close of each business day based on market values of the underlying assets.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2011, by the accounting standard valuation hierarchy (as described above):

	December 31, 2011
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds:
Index funds	$2,660,639	$2,660,639	$—	$—
Balanced funds	4,164,539	4,164,539	—	—
Growth funds	8,976,767	8,976,767	—	—
Fixed income funds	3,772,338	3,772,338	—	—
Total mutual funds	19,574,283	19,574,283	—	—
White Mountains Insurance Group, Ltd.	2,721,590	2,721,590	—	—
Self-directed brokerage accounts	683,677	683,677	—	—
Wells Fargo Stable Return Fund CL K	5,346,903	—	5,346,903	—
Total assets at fair value	$28,326,453	$22,979,550	$5,346,903	$—

Total assets at fair value in the table above equal total investments as shown on the statements of net assets available for benefits, excluding cash of $5,598.

There were no significant transfers between Level 1 and Level 2 during 2011.

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2010, by the accounting standard valuation hierarchy (as described above):

	December 31, 2010
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds:
Index funds	$2,219,951	$2,219,951	$—	$—
Balanced funds	2,806,810	2,806,810	—	—
Growth funds	10,689,213	10,689,213	—	—
Fixed income funds	3,610,195	3,610,195	—	—
Total mutual funds	19,326,169	19,326,169	—	—
White Mountains Insurance Group, Ltd.	1,692,541	1,692,541	—	—
Self-directed brokerage accounts	852,290	852,290	—	—
Common/collective trust	5,034,958	—	5,034,958	—
Total assets at fair value	$26,905,958	$21,871,000	$5,034,958	$—

Total assets at fair value in the table above equal total investments as shown on the statements of net assets available for benefits, excluding cash of $324,166.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

5.     Reconciliation of Financial Statements to Form 5500

2011

Net assets available for benefits - end of year
Balance per financial statements	$28,852,918
Other	(5,092)
Balance per Form 5500	$28,847,826

Net increase in net assets available for benefits
Balance per financial statements	$1,237,632
Transfer of assets to the Plan	(1,050,403)
Employer/participant contributions accrued	80,443
Other	(5,093)
Balance per form 5500	$262,579

2010

Net assets available for benefits - end of year
Balance per financial statements	$27,615,286
Employer/participant contributions accrued for at year-end	(80,443)
Balance per Form 5500	$27,534,843

Net increase in net assets available for benefits
Balance per financial statements	$2,560,604
Employer/participant contributions accrued	6,027
Adjustment from fair value to contract value current year	334,586
Other	(4,812)
Balance per form 5500	$2,896,405

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Notes to the Financial Statements

6.     Related Party Transactions

In 2010, certain Plan assets are invested in mutual funds and a collective trust of Bank of America Merrill Lynch.  Bank of America Merrill Lynch owns an interest in Blackrock, Inc.  The Plan’s Trustee is a subsidiary of Bank of America Merrill Lynch and therefore transactions involving Bank of America Merrill Lynch and Blackrock, Inc. mutual funds and the collective trust qualify as party in interest transactions.  As of December 31, 2011, Blackrock Inc. is not considered a party in interest.

The Plan also allows participants to take notes receivable from their accounts in the Plan.  These transactions also qualify as party in interest.  The value of the notes receivable were $255,170 and $304,719 at December 31, 2011 and 2010, respectively.

Transactions involving White Mountains common stock are also considered party in interest transactions.  Aggregate investment in White Mountains common stock at December 31, 2011 and 2010 were as follows:

Date	Number of Shares	Fair Value
2011	6,002	$2,721,590
2010	5,043	$1,692,541

All Plan expenses, including without limitation, expenses and fees (including fees for legal services rendered and fees to the Trustee) of the Plan Administrator, Investment Manager, Trustee, and any insurance company, shall be charged against and withdrawn from the Trust Fund; provided, however, the Company may pay any of such expenses.

Sirius International Holding Company, Inc.

(formerly known as White Mountains Holding Company, Inc.)

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2011

Name of plan sponsor: Sirius International Holding Company, Inc.

Employee identification number: 13-3301641

Three-digit plan number: 002

	Identity of Issue, Borrower, Lessor, or Similar
	Party	Description of Investment	Cost**	Current Value
(a)	(b)	(c)	(d)	(e)

	Wells Fargo Stable Value Class K	Collective Trust		$5,211,406
	Blackrock S&P 500 Index Fund	Registered Investment Company		4,164,539
*	White Mountains Insurance Group, Ltd.	Common Stock		2,721,590
	PIMCO Total Return Fund	Registered Investment Company		2,686,590
	BlackRock Global Allocation Fund	Registered Investment Company		2,660,639
	T Rowe Price New America Growth Fund	Registered Investment Company		2,126,510
	Thornburg International Value	Registered Investment Company		1,326,778
	BlackRock Equity Dividend Fund	Registered Investment Company		1,190,273
	Columbia Small Cap Value Fund II	Registered Investment Company		1,111,833
	Perkins Mid Cap Value Fund Class I	Registered Investment Company		759,269
	Self-Direct RCMA Option	Common Stock		683,677
	Loomis Sayles Investment Grade Bond Fund	Registered Investment Company		620,128
	Invesco International Growth Fund	Registered Investment Company		469,755
	Invesco Global Real Estate Fund	Registered Investment Company		461,600
	Wells Fargo Advantage Small Cap Value	Registered Investment Company		447,935
	Pioneer High Yield Fund Class Y	Registered Investment Company		327,094
	Columbia Acorn International Z	Registered Investment Company		256,742
	Dodge & Cox International Stock	Registered Investment Company		251,145
	BlackRock US Opportunities Instl	Registered Investment Company		189,814
	Columbia Small Cap Growth Z	Registered Investment Company		186,276
	Loomis Sayles Strategic Income Fund	Registered Investment Company		138,526
	Lazard Emerging Markets Equity Instl	Registered Investment Company		109,616
	Prospector Capital Appreciation	Registered Investment Company		65,841
	Prospector Opportunity Fund	Registered Investment Company		23,380
	Other cash accounts	Other Assets		5,598
				$28,196,554

*	Notes Receivable from Participants	Participant Loans 4.25% - 9.25%		$255,170

*	Denotes party-in-interest
**	Cost is omitted for participant-directed investments